Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
June 6, 2013
Main Tel +1 312 782 0600
Textura Corporation	Main Fax +1 312 701 7711
1405 Lake Cook Road	www.mayerbrown.com
Deerfield, Illinois 60015

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Textura Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 6, 2013 (the “Registration Statement”), pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the offer and sale of 575,000 shares of common stock of the Company, $0.001 par value per share (the “Shares”), including up to 75,000 shares issuable upon exercise of an over-allotment option granted by the Company.  The Registration Statement incorporates by reference the registration statement on Form S-1, as amended (No. 333-187745), which was declared effective on June 6, 2013 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

As counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s certificate of incorporation and the Company’s bylaws, each as amended, restated and supplemented, the resolutions of the board of directors of the Company and such records of the Company, certificates and other documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, and when issued, delivered and paid for in accordance with the Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to the Prior Registration Statement, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the Delaware General Corporation Law and we express no opinion with respect to any other laws.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.